Exhibit (11)

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

March 29, 2018

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to Thrivent Mutual Funds, a Massachusetts Business Trust organized under the laws of the State of Massachusetts (the “Fund”), I have been asked to render an opinion in connection with the Fund’s registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and validly exists pursuant to the laws of the State of Massachusetts; and

2.	The shares of capital stock of the Fund, which are described in the Registration Statement, will, when sold in accordance with the terms contained in the proposed Plan of Reorganization, will be legally issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary and Chief Legal Officer